Kingstone Companies, Inc. 1154 Broadway Hewlett, NY 11557 Phone: (516) 374-7600 Fax: (516) 295-7216 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

Kingstone Companies Announces First Quarter Results
Board Declares Quarterly Dividend of $.04/Share
Annual Shareholder Meeting

Hewlett, New York—May 15, 2013--Kingstone Companies, Inc. (NASDAQ: KINS) reported its results for the period ended March 31, 2013.   Book value per share increased to $4.33, an annualized increase of 8.5% over the year end 2012 book value per share of $4.24.  Net income was $.191 million, or $.05 per share, down from $.765 million and $.20 per share earned during the comparable period in 2012.  Net operating income1 for the three months ended March 31, 2013 was $122,000, or $.03 per share, as compared to $739,000 and $.20 per share generated during the comparable period in 2012.  Direct premiums written were up 14.3% over Q1 2012 to $12.8 million.  Net premiums earned were up 16.4%.

The Company announced that its board declared a quarterly dividend of $.04 per share payable on June 14, 2013 to shareholders of record at the close of business on May 31, 2013.  This marks the eighth consecutive quarter of dividend distributions.

The Company also announced that its 2013 annual meeting of shareholders will be held in Kingston, New York on August 13, 2013.

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1This measure is not based on U.S. generally accepted accounting principles (“GAAP”) and is defined and reconciled to the most directly comparable GAAP measure in “Information Regarding Non-GAAP Measures.”

Operating Highlights

•	Direct premiums written in the first quarter of 2013 were up by 14.3% over the first quarter of 2012.
•	Net premiums written in the first quarter were up 13.5% over 2012.
•	Net premiums earned in the first quarter were up by 16.4% over 2012.
•	Ceding commission revenue in the first quarter decreased by 21.0% versus 2012.
•	Q1 net loss ratio was 53.4% as compared to 57.4% in Q1 2012.
•	Q1 combined ratio was 94.9% as compared to 70.2% in Q1 2012.

Financial Highlights

	For the Three Months Ended March 31,
	2013	2012	$ Change	% Change
(000's except per share amounts and percentages)
Direct premiums written (1)	$12,845	$11,236	$1,609	14.3%
Net premiums written (1)	$4,971	$4,380	$591	13.5%
Net premiums earned	$4,623	$3,972	$651	16.4%
Ceding commission revenue	$2,294	$2,904	$(610)	(21.0	) %
Net investment income	$283	$268	$15	5.6%
Interest expense	$21	$21	$-	-%
Net income	$191	$765	$(574)	(75.0	) %
Net income per diluted share	$0.05	$0.20	$(0.15)	(75.0	) %
Comprehensive income	$485	$1,061	$(576)	(54.3	) %
Net operating income (1)	$122	$739	$(617)	(83.5	) %
Operating income per diluted share (1)	$0.03	$0.20	$(0.17)	(85.0	) %

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1These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Management Commentary

Barry Goldstein, Kingstone’s Chairman and CEO, stated “The first quarter results were excellent, but adversely affected by the continuing impact of Superstorm Sandy.  First, our quota share treaty for the period July 2012-June 2013 will generate no contingent commissions.  Our loss and loss expense ratio was very low for Q1 2013, a quarter typically beset by weather related losses.  The computation for contingent commissions earned through our personal lines quota share treaty includes a significant portion of the catastrophe losses incurred last year.  It should be noted that regulatory changes had a financial effect.  Following Superstorm Sandy, the NYS Department of Financial Services prohibited carriers from canceling policies in downstate New York beginning in late October 2012.  This moratorium lasted, in whole or in part, through February 2013.  We were not permitted to cancel a policy for non-payment, nor were we allowed to non-renew a policy for underwriting reasons.  As a result, the first quarter reflected a heightened level of cancellations, muting our premium growth rate percentage.  However, our April 2013 written premiums, unaffected by the cancellation moratorium, were up 33% over April 2012.”

Elaborating on the continuing effect of Superstorm Sandy, Victor Brodsky, Kingstone’s CFO, added “Income before taxes for Q1 2013 was $857,000, or 74% less than our pre-tax income for the first quarter of 2012.  This reflects a reduction in our ceding commission revenue of $916,000 and increased reinsurance premiums of $139,000 directly related to the effects of Sandy, offset by a reduction in underwriting and other expenses of $201,000 also related to Sandy.  As a result, our diluted earnings per share were reduced by $.14, from the $.19 we would have earned exclusive of Sandy’s financial impact.  A reconciliation of the reduction to our diluted earnings per share is shown below in “Information Regarding Non-GAAP Measures.”  We anticipate that we will have a similar reduction to our income and earnings per share in the second quarter of 2013, the final quarter of the treaty, directly related to the effects of Superstorm Sandy.”

Information Regarding Non-GAAP Measures

Direct premiums written - represents the total premiums charged on policies issued by the Company during the fiscal period in question.

Net premiums written - represents direct premiums written less premiums ceded to reinsurers.

	For the Three Months Ended March 31,
	2013	2012	$ Change	% Change
(000's)
Direct and Net Premiums Written Reconciliation:
Direct premiums written	$12,845	$11,236	$1,609	14.3%
Assumed written premiums	10	1	9	900.0%
Ceded written premiums	(7,884)	(6,857)	(1,027)	15.0%
Net written premiums	4,971	4,380	591	13.5%
Change in unearned premiums	(348)	(408)	60	(14.7	) %

Net premiums earned	$4,623	$3,972	$651	16.4%

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to net operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	For the Three Months Ended March 31,
	2013	2012	$ Change	% Change
(000’s)
Net Operating Income Reconciliation:
Net income	$191	$765	$(574)	(75.0	) %

Net realized gain on investments	105	39	66	169.2%
Less tax effect on realized gains	36	13	23	176.9%
Net realized gain on investments, net of taxes	69	26	43	165.4%

Net operating income	$122	$739	$(617)	(83.5	) %

Earnings and Diluted Earnings per Share Exclusive of Superstorm Sandy’s Financial Impact - is net income exclusive of the impact of Superstorm Sandy. Management uses earnings and diluted earnings per share exclusive of Superstorm Sandy’s financial impact, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including catastrophes, which may vary significantly between periods. Earnings and diluted earnings per share exclusive of Superstorm Sandy’s financial impact are provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	Amount	Diluted earnings per common share
(000’s)
Earnings and Diluted Earnings per Share Exclusive of Sandy's Financial Impact:
Net income	$191	$0.05

Sandy's financial impact
Ceding commission revenue	916
Reinsurance premiums	139
Total revenues	1,055
Total expenses	(200)
Income from operations before taxes	855
Income tax expense	291
Sandy's financial impact	564	$0.14

Income from operations before taxes exclusive of Sandy's financial impact	$755	$0.19

Weighted average diluted shares outstanding	3,914,406

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.